USCHINA   CHANNEL  INCORPORATION
           CODE  Of  BUSINESS  CONDUCT  AND  ETHICS
       (Adopted By The Board Of Directors On April 28, 2006)

     USChina Channel Incorporation (the "Company") has a Code of Business Conduct and Ethics applicable to all employees of the Company. The provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law, bind the President and all Senior Officers, including the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions of the Company. Those who violate rules in this Code will be subject to disciplinary action, up to the possibility of appropriate termination of employment.

1.     COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     Our officers will conduct our business in accordance with all applicable laws and regulations of the cities, states and countries in which we have business operated. It is an absolutely essential condition to perform our functions.

2.     INSIDER TRADING

     All officers, directors, or employees who have access to confidential and material information are not permitted to use that information, directly or indirectly through their family members or others, for purchasing or selling the Company stock. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit, or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

3.	 ANTITRUST AND FAIR COMPETITIONS

     All officers should comply with the antitrust and unfair competition laws of the US, China, Canada and other countries in which we do business. We never make agreements with our competitors that harm customers. We never make complicated agreements that unreasonably limit the freedom of a customer. We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing contract secret information that was obtained without the owner's consent, or inducing such disclosures by recent or current employees of other companies is strongly prohibited.

4.	 AVOID CONFLICTS OF INTEREST

     Our officers and directors have the fiducially duty for their shareholders. They should definitely offer their complete loyalty to the Company, and prevent any action that may have a "conflict of interest" with the Company. A conflict situation can inevitably arise when an employee, officer or director takes actions or has particular interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or an associate of his or her family, receives cash, or improper personal valuable gifts, or benefits from the customers or competitors. Our officers, directors and employees are not allowed to work for a competitor as a consultant or board member, or to work for a competitor's project regardless of its size and significance. Our officers, directors and employees are not allowed to own any portion of the business of our competitor. Our officers, directors and employees are not allowed to disclose any of our customer confidential information to our competitors or others except to clearly get the authorization of the Company and Customers or required by the legislations.

5.	TIMELY AND ACCURATELY FILING ALL PUBLIC REPORTS

     As a company planning going public or being public listed in the future, the Company must be fair and accurate in all reports filed with the Securities and Exchange Commission. Officers and the Board of Directors of the Company are responsible for ensuring that all reports required by the Security Laws and regulations, including not limited to 10K and 10Q, are filed in a timely manner and that they present accurately the financial condition and operating results of the Company.

6.	RECORD-KEEPING

     Our officers, directors and employees must regularly maintain accurate and complete Company records. Transactions between the Company and outsides, either individuals or organizations, must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. Our officers shall keep minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors on behalf of the Company.

7.	PAYMENTS TO GOVERNMENT PERSONNEL

     Our officers are not allowed to give something of intrinsic value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to officials of any country.

8.	CREATE FRIENDLY COMPANY ENVIRONMENT AND RELATION

     We are decisively committed to providing a drug-free, secure and healthy work environment. Our officers, directors and employees deserve respected, appreciated and satisfied. No one in our company is officially allowed to discriminate another, who is either inside or outside of our company, because of race, color, religion, gender, age, disability and veteran or marital status. In any communication that is either inside or with consultants or customers, we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. Providing an environment that supports respect, trust, responsibility and integrity will help us to achieve excellence in our company's relation either inside or outside.

9.	MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND
REPRESENTATIVES

  Business integrity is a key standard for the initial selection and retention of those who represent the Company. Agents, representatives and consultants must certify their willingness to comply with the Company's policies and procedures.

10.   AUDIT COMMITTEE

  The Company's Audit Committee shall be authorized to enforce this Code of Ethics. The Member of Audit Committee will report any violation when confirmed to the President within ten business days. The Audit Committee will report to the Shareholder Meeting, or the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Ethics, the Company's controls and reporting procedures and the Company's business conduct.

11.  DISCIPLINARY ACTION

  The Board of Directors will review the report of Audit Committee periodically, and make appropriate discipline action. Those who violate rules in this Code will be subject to disciplinary action, up to the possibility of appropriate termination of employment.


                                 By: /s/ Andrew Chien
                                 ______________________
                                       Andrew Chien
                                        President